AMENDMENT NO. 1 TO
THE AMENDED AND RESTATED DECLARATION OF TRUST
OF ONEFUND TRUST

In accordance with Section 10.6 of the Declaration of Trust of ONEFUND Trust (the “Trust”), a Delaware statutory trust, the Declaration of Trust is hereby amended as follows:

Section 4.9.2 “Establishment and Designation” of the Declaration of Trust is deleted in its entirety and replaced with the following:
“SECTION 4.9.2. ESTABLISHMENT AND DESIGNATION.
The Trustees shall have exclusive power without the requirement of Shareholder approval to establish and designate separate and distinct Series and Classes of Shares. The establishment and designation of any Series or Class (in addition to those established and designated in this Section below) shall be effective upon the execution by a majority of the Trustees of an instrument setting forth such establishment and designation and the relative rights and preferences of the Shares of such Series or Class, or as otherwise provided in such instrument. Each such instrument shall have the status of an amendment to this Declaration of Trust. Without limiting the authority of the Trustees to establish and designate any further Series or Class, the Trustees hereby establish and designate the following Series:

ONEFUND S&P 500®
Cyber Hornet S&P 500® and Bitcoin 75/25 Strategy ETF

and for the ONEFUND S&P 500® the following share Classes: No Load Shares and D Shares.”
Section 4.9.5.5 “Redemption by Shareholder” of the Declaration of Trust is deleted in its entirety and replaced with the following:
“SECTION 4.9.5.5. REDEMPTION BY SHAREHOLDER.

Subject to the final paragraph of this Section, each Shareholder of a particular Series or Class shall have the right at such times as may be permitted by the Trust and as otherwise required by the 1940 Act to require the Trust to redeem all or any part of such Shareholder’s Shares of that Series or Class at a redemption price per Share equal to the net asset value per Share of such Series/Class next determined in accordance with Section 4.9.5.8 after the Shares are properly tendered for redemption, less any charge which may be imposed by the Trust in connection with such redemption and described in the Trust’s then current prospectus. Payment of the redemption price shall be in cash; provided, however, that if the Trustees determine, which determination shall be conclusive, that conditions exist which make payment wholly in cash unwise or undesirable, the Trust may, subject to the requirements of the 1940 Act, make payment wholly or partly in securities or other assets belonging or attributable to the Series of which the Shares being redeemed are part at the value of such securities or assets used in such determination of net asset value.

Notwithstanding the foregoing, the Trust may postpone payment of the redemption price and may suspend the right of the holders of Shares of any Series or Class to require the Trust to redeem Shares of that Series/Class during any period or at any time when and to the extent permissible under any applicable provision of the 1940 Act.

The Shares of any Series, if so determined by the Trustees, shall be redeemable only in aggregations of such number of Shares and on such days as may be determined by or determined pursuant to procedures or methods prescribed by or approved by the Trustees from time to time with respect to such Series. The number of Shares comprising an aggregation for purposes of redemption and repurchase shall be referred to herein as a “Creation Unit.” The Trustees shall have the unrestricted power to alter the number of Shares constituting a Creation Unit by resolution adopted by the Trustees, at any time including prior to the time the Trust commences operations. Each holder of a Creation Unit aggregation of Shares of a Series, upon request to the Trust in accordance with procedures established by the Trustees, shall be entitled to require the Trust to redeem all or any number of such holder’s Shares standing in the name of such holder on the books of the Trust, but in the case of the Shares of any Series as to which the Trustees have determined that such Shares shall be redeemable only in Creation Unit aggregations, only in such Creation Unit aggregations of Shares of such Series as the Trustees may determine from time to time in accordance with this Article 4, at a redemption price per share equal to an amount determined by the Trustees in accordance with applicable laws.”

This amendment is effective as of December 21, 2023.